Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$633,339	$544,555	$1,191,429	$1,032,547
Management fee revenue - administrative services	15,636	14,476	30,825	28,789
Administrative services reimbursement revenue	184,466	160,675	357,293	324,002
Service agreement revenue	6,429	6,437	12,788	12,915
Total operating revenue	839,870	726,143	1,592,335	1,398,253

Operating expenses
Cost of operations - policy issuance and renewal services	521,246	461,468	990,341	885,939
Cost of operations - administrative services	184,466	160,675	357,293	324,002
Total operating expenses	705,712	622,143	1,347,634	1,209,941
Operating income	134,158	104,000	244,701	188,312

Investment income
Net investment income	13,535	8,268	15,718	18,772
Net realized and unrealized investment losses	(1,737)	(10,324)	(7,019)	(17,603)
Net impairment losses recognized in earnings	(171)	(38)	(1,804)	(254)
Total investment income (loss)	11,627	(2,094)	6,895	915

Interest expense	—	895	—	1,894
Other income	3,305	337	6,642	810
Income before income taxes	149,090	101,348	258,238	188,143
Income tax expense	31,238	21,201	54,145	39,377
Net income	$117,852	$80,147	$204,093	$148,766

Net income per share
Class A common stock – basic	$2.53	$1.72	$4.38	$3.19
Class A common stock – diluted	$2.25	$1.53	$3.90	$2.84
Class B common stock – basic and diluted	$380	$258	$657	$479

Weighted average shares outstanding – Basic
Class A common stock	46,189,026	46,188,845	46,188,923	46,188,803
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,299,974	52,296,139	52,298,298	52,298,321
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.19	$1.11	$2.38	$2.22
Class B common stock	$178.50	$166.50	$357.00	$333.00

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$142,996	$142,090
Available-for-sale securities	63,510	24,267
Receivables from Erie Insurance Exchange and affiliates, net	591,008	524,937
Prepaid expenses and other current assets	66,399	79,201
Accrued investment income	8,890	8,301
Total current assets	872,803	778,796

Available-for-sale securities, net	857,442	870,394
Equity securities	77,220	72,560
Fixed assets, net	422,903	413,874
Agent loans, net	60,367	60,537
Other assets	34,776	43,295
Total assets	$2,325,511	$2,239,456

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$347,795	$300,028
Agent bonuses	37,443	95,166
Accounts payable and accrued liabilities	164,718	165,915
Dividends payable	55,419	55,419
Contract liability	39,046	36,547
Deferred executive compensation	7,672	12,036
Total current liabilities	652,093	665,111

Defined benefit pension plans	55,075	51,224
Contract liability	18,892	17,895
Deferred executive compensation	13,539	13,724
Deferred income taxes, net	15,647	14,075
Other long-term liabilities	25,353	29,019
Total liabilities	780,599	791,048

Shareholders’ equity	1,544,912	1,448,408
Total liabilities and shareholders’ equity	$2,325,511	$2,239,456
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